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                              EXHIBIT 23

The Board of Directors
AMCOL International Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-34109, 33-55540, 33-73350 and 333-56017) on Form S-8 of AMCOL International
Corporation of our report dated March 1, 2002, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of AMCOL International Corporation.

Chicago, Illinois
March 23, 2002